Exhibit 10.1

LEASE

1.	BASIC PROVISIONS

1.1.	Parties: This Lease (“Lease”) dated as of September 3, 2008, is made by and between SBJ Development, LLC (“Landlord”) and Micronetics, Inc. (“Tenant”), collectively the “Parties”, or individually a “Party”.

1.2.	Premises: The Landlord hereby leases to the Tenant and the Tenant hires and takes from the Landlord the “Premises” consisting of office space and warehouse space located in a “Building” commonly known by the street address of 1014 Whitehead Road Extension, located in the Township of Ewing, State of New Jersey, on the real property (“Property”) all as more fully described on Exhibit A hereto and incorporated herein by reference. The Tenant shall be the only tenant in the Building, and therefore, shall exclusively occupy the Property.

1.3.	Term: The initial Lease Term shall commence on December 1, 2008 (“Commencement Date”) and end at midnight on November 30, 2013 . Tenant shall, at its option, renew and extend the term of this Lease for three (3) additional terms of five (5) years. The “First Extended Term” shall commence on December 1, 2013 and end at midnight on November 30, 2018. Tenant shall exercise such option(s) to extend the term of this Lease by giving written notice to Landlord of its election to do so within ninety (90) days of the end of the term then in effect. In the event of the exercise by Tenant of its options, all terms, covenants and conditions of this Lease will continue in effect during the period of the Extended Term, except with respect to Base Rent as otherwise provided under Section 1.4.

1.4.	Base Rent: The annual “Base Rent” shall be payable in equal monthly installments, due on the 1st day of each month, as follows:

INITIAL 5-YEAR LEASE TERM

The Base Rent will be $18,800/month or $225,600 at $10.74/sq. ft./NN annual during the year 2008 through 2013. NN requires Micronetics to pay both property taxes and utilities.

5-YEAR EXTENDED TERMS

Landlord may elect to increase the rent for each Extended Term by providing written notice thereof at least one hundred twenty (120) days prior to the end of the then-current initial or extended term, as the case may be, provided that the annual rent for the First Extended Term will not exceed the amount equal to the annual Base Rent applicable during the initial five year term plus the amount (if any) that Landlord’s actual annual out of pocket maintenance and insurance expenses for the final year of the initial term exceeded $17,000. With respect to each additional option period, the parties will negotiate in good faith to agree on the annual rent for each additional extended term prior to the date by which Tenant must exercise its option to extend the term.

In addition to Base Rent, the Real Estate Tax Expense to be paid by Tenant pursuant to Section 6 of this Lease shall be deemed to be and shall become “Additional Rent”. Landlord shall have the same remedies for failure to pay the same as for a non-payment of Base Rent. (Base Rent and Additional Rent may hereinafter sometimes be collectively referred to as “Rent”). Tenant’s obligation to pay Rent during the Initial Lease Term, as provided hereunder, shall commence on December 1, 2008.

1.5.	Permitted Use: The Premises are to be used by Tenant for general office, electronics manufacturing, warehouse and related purposes and for any other lawful purpose. Tenant shall be responsible for obtaining and maintaining any licenses and permits required by any governmental agency or authority for use of the Premises by the Tenant and the failure of Tenant to obtain, or the revocation of, any such license or permit shall not relieve Tenant of its obligations hereunder. Tenant shall not violate any applicable law, statute, ordinance, rules, regulation or requirement, including inter alia any applicable environmental law, of any government unit, agency or authority having jurisdiction over the Landlord, Tenant and/or Premises.

2.	PREMISES

2.1.	Letting: Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, the Premises, for the term, at the Rent and upon all of the terms, covenants and conditions set forth in this Lease.

2.2.	Condition: Tenant accepts the Premises “As Is”, and the Landlord has made no promises to decorate, alter, repair or improve the Premises, except as expressly provided in this Lease. Tenant at its sole cost and sole expense, shall furnish lighting, heating, water, sewer, ventilating and air conditioning service to the Premises at such times as Tenant may reasonably require to conduct its operations and at temperatures for comfortable use and occupancy of the Premises. Tenant shall furnish interior janitorial services.

2.3.	Compliance with Covenants, Restrictions and Building Code: Landlord warrants to Tenant that the Property generally and the Premises specifically comply with all applicable covenants or restrictions of record and applicable building codes, regulations and ordinances.

2.4.	Condition:

Tenant is a manufacturing company and will comply with the New Jersey Economic Development Authority financing and cooperate with the Landlord to comply with the loan.

3.	MAINTENANCE; REPAIRS; AND ALTERATIONS

3.1.	Tenant’s Obligations: Tenant shall, at Tenant’s sole cost expense and at all times, keep and maintain the interior portions of the Property and every part thereof in good order, and condition, and resort to landlord any necessary repairs needed for structural, electrical, heating, air conditioning, plumbing and sewage as well as all plumbing fixtures, and utility service to the Building. Further, Tenant shall keep the exterior of the Building, the Property and parking area, in a neat and orderly condition. Exterior landscaping and snow removal services are the responsibility of the Landlord.

3.2.	Alterations: Tenant may make alterations to the interior of the Premises, including but not limited to, converting warehouse space to office space. Tenant’s alterations of the Premises shall be made at Tenant’s sole cost, and shall be in conformance with all applicable building codes and ordinances.

3.3.	Discharge of Liens: In connection with any work performed by Tenant with the permission of the Landlord, Tenant shall promptly pay all contractors and material men so as to minimize the possibility of a mechanic’s or material man’s lien attaching to the Leased Premises. Should any such lien be made or filed, Tenant shall bond against or discharge the same within thirty (30) days after written request by Landlord, and in the event that Tenant shall fail to do so, Landlord may discharge the lien by payment of the amount secured thereby, and any amount so paid by Landlord, along with reasonable attorney’s fees or other costs relating to the discharge of such lien, shall be deemed additional rent and shall be immediately payable by Tenant to Landlord.

3.4.	Ownership; Surrender:

(a)	Ownership: All alterations which become fixtures to the Premises by Tenant shall be the property of and owned by Landlord. All other Tenant owned alterations shall, at the expiration or earlier termination of this Lease, remain the property of Tenant and may be removed by Tenant, unless removal will result in damage to the Premises. All furniture in building before occupancy are property of building, but can be used by tenant.

(b)	Surrender: Tenant shall surrender the Premises by the end of the last day of the Lease term then in effect or any earlier termination date, clean and free of debris, in good condition, ordinary wear ant tear expected.

4.	INSURANCE; FIRE AND HAZARD; INDEMNITY; OCCUPANCY AT TENANT’S RISK; RELEASE OF LIABILITY

4.1.	Insurance Carried by Tenant: Tenant, at its own cost and expense shall obtain and maintain in full force and effect during the original term of this Lease, and any renewal or extensions thereof, insurance covering the following risks:

(a)	Tenant shall insure its personal Contents of Building with standard fire and hazard insurance with limits of coverage of not less than the full insurable replacement value thereof. Tenant shall provide evidence of such coverage satisfactory to Landlord.

(b)	Comprehensive General Public Liability Insurance with minimum limits of liability in an amount of not less than $1,000,000 with respect to damage to property including water damage and sprinkler leakage, and not less than $3,000,000 for bodily injury or death to any one person, and to the limit of not less than $3,000,000 for bodily injury or death to more than one person.

(c)	In discharging its duty under this section 4.1, Tenant’s insurer shall inspect and investigate the Property for underwriting purposes and in connection therewith, may require that certain conditions at the Property be altered, repaired or remedied (the “Insurer’s Requirement”). Should the Insurer’s Requirement pertain to a condition previously existing at the Property, which would make the property uninsurable, or insurable at an unreasonable rate then compliance therewith shall be Landlord’s responsibility. Should the Insurer’s Requirement pertain to a condition resulting from Tenant’s alteration of the Premises, then compliance therewith shall be the responsibility of the Tenant.

4.2.	Additional Insured: Tenant, shall name Landlord an “Additional Insured” and be issued by a financially responsible company, authorized to issue such policy, and licensed to do business in the State of New Jersey, and shall contain endorsements providing as follows:

(a)	That any such insurance shall not be subject to cancellation, termination or change except after thirty (30) day’s prior written notice be registered or certified mail to Landlord by the insurance company or Tenant.

(b)	Landlord shall not be liable for any damage by fire or other casualty covered by such insurance, it being understood that Tenant shall look solely to its insurer for reimbursement.

4.3.	Tenant shall not do, suffer to be done, or keep, or suffer to be kept anything in the Premises which shall contravene Landlord’s or Tenant’s policies insuring against loss or damage by fire or other hazards, including, but not limited to, public liability or which will prevent Landlord from procuring such other liability policy. If anything be done, omitted to be done or suffered to be done by Tenant to be kept in, upon or about the Premises shall cause the other insurance on the Premises or other liability insurance of Landlord to be increased beyond the rate otherwise charged the Landlord, Tenant will pay the amount of such increase promptly upon Landlord’s demand as additional rent. Tenant agrees not to commit waste of the Premises and will maintain the Premises in a clean, orderly and sanitary condition.

4.4.	Indemnification: Tenant does hereby agree to and shall indemnify, and save harmless Landlord from and against any and all claims, actions, damages, liability, attorney fee, and costs incurred or suffered in connection with any breach or default in the performance of Tenant’s obligations under this Lease and in connection with any injury or death to any person or persons, or damage to property (any and all of these) in any way arising out of or in connection with the activities of the Tenant, its agents, employees, licensees, invitees, or guests in, upon about or near the Premises excepting however, death, injury, or damage to property resulting from Landlord’s gross negligence or willful misconduct and (b) Landlord does hereby agree to and shall indemnify, defend and save harmless Tenant from and against any and all claims, actions, damages, liability, attorney’s fees, and costs incurred or suffered in connection with any breach or default in the performance of Landlord’s obligations under this Lease and in connection with any injury or death to any person or persons, or damage to property (any and all of these) in any way arising out of or in connection with the activities of the Landlord, its agents, employees, licensees, invitees, or guests in, upon about or near the Premises excepting however, death injury, or damage to property resulting from Tenant’s negligence or willful misconduct.

4.5.

Occupancy At Tenant’s Risk: Notwithstanding any other provision in this Lease, except for Landlord’s gross negligence or willful misconduct, Landlord shall not be liable to Tenant for any injury or death to any person or persons, or for any damage or theft to the property of Tenant, or any person claiming through or under the Tenant, arising out of any accident or occurrence in, upon, about or near the Premises. Landlord shall not be responsible or liable at any time for any loss or damage to Tenant’s personal property or to Tenant’s business or for loss or personal property of other kept or stored at or about the Premises. All property of Tenant or the risk of Tenant and Tenant shall hold Landlord harmless from claims arising out of damage to same including subrogation claims by Tenant’s insurance carrier, unless such damage shall be caused by the willful act or gross negligence of Landlord.

Notwithstanding the preceding paragraph, Landlord warrants to Tenant that the Property as of the Commencement Date complies with all applicable covenants or restrictions of record and all applicable building codes, regulations and ordinances. To the extent that any building components or other materials not installed by Tenant are subsequently required to be removed or subject to remedial measures under applicable law, regulation or governmental authority, then the same shall be the responsibility of the Landlord. Conversely, to the extent that any building components or other materials installed by Tenant in the building are subsequently required to be moved or subject to remedial measures under applicable law, regulation or governmental authority. Then the same shall be the responsibility of the Tenant.

5.	DAMAGE OR DESTRUCTION

If the Premises should be totally or substantially destroyed by fire or other casualty, or if the Premises should be damaged so that rebuilding cannot be reasonably completed within ninety (90) working days after the date of written notification by Tenant to Landlord of the destruction, Landlord or Tenant shall have the option to terminate this Lease and the Rent shall be abated for the unexpired portion of the Lease, effective as of the date of the written notification. If the Premises should be partially damaged by fire or other casualty, and rebuilding or repairs can reasonably be completed within ninety (90) working days from the date of written notification by Tenant to Landlord of the destruction, this lease shall not terminate, and Landlord shall proceed with reasonable diligence to rebuild or repair the Building or other improvements so that the Premises are in substantially the same condition as they were immediately preceding the damage. If the Premises are to be rebuilt or repaired and are untenantable in whole or part following the damage, the Rent payable under this Lease during the period for which the Premises are untenantable shall be reduced or abated in the same proportion or percentage as the Premises are untenantable. In the event that Landlord fails to complete the necessary repairs or rebuilding within ninety (90) working days, from the date of written notification by Tenant to Landlord of the destruction, Tenant may at its option terminate this Lease by delivering written notice of termination to Landlord, whereupon all rights and obligations under this Lease shall cease to exist.

6.	REAL PROPERTY TAXES

Tenant shall pay to Landlord the real estate taxes assessed by Ewing Township attributable to the Premises (“Real Estate Tax Expense”) at cost in twelve (12) equal monthly installments, as Additional Rent. Landlord represents and warrants to Tenant that the Estimated Real Estate Tax Expense attributable to the Premises for calendar year 2008 is $33,000. The Tenant shall be responsible for a prorata amount during 2008 based upon the start of the lease term and the real estate tax period. Estimated tax amounts are subject to actual bills and Tenant shall be responsible for the actual taxes due; therefore, the amount will be adjusted accordingly. The Landlord shall pay to the taxing authority such real estate taxes during the discount period, if any, but certainly, before the accrual of any penalty or interest for which the Tenant shall not be responsible. If Tenant makes any improvements to the Property, which results in an increase in the amount of real estate taxes, then Tenant shall be liable for such increase resulting therefrom. Any decrease, abatement or moratorium on such taxes shall be passed onto Tenant. Further, Tenant may, at its own cost, oppose any such tax or any reassessment or increase in such taxes, so long as the Property is not liened on account thereof, and Landlord agrees to cooperate in any such proceeding.

7.	UTILITIES

Tenant shall pay for all water, gas, heat, light, power and telephone, trash disposal and other utilities and services supplied to the Premises directly.

8.	ASSIGNMENT AND SUBLETTING

8.1.	Tenant’s Right to Assign or Sublet. Tenant shall not assign this Lease in whole or in part, or sublet the Premises in whole or in part, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, Tenant may, without Landlord’s consent, assign or sublet the Leased Premises to (i) any affiliate of Tenant, (ii) any independent contractor performing services for Tenant, provided that such assignee or sublessee shall comply with all of the terms and provisions set forth in this Lease, or (iii) a successor to all or substantially all of Tenant’s business and assets (by acquisition, merger, sale of assets or otherwise). Any sublessee must be a basic manufacturing company and approved by New Jersey Economic Development Authority.

8.2.

Tenant’s Continuing Obligations. No assignment, transfer or sublease, whether or not approved, and no indulgence granted by Landlord to any assignee or subtenant, shall in any way impair the continuing primary liability (which after an assignment shall be joint and several with the assignee) of Tenant hereunder, and no approval a particular instance shall be deemed to be a waiver of the obligation to obtain Landlord’s approval in any other case.

9.	DEFAULT; BREACH; REMEDIES

9.1.	Default; Breach. A “Default” is defined as a failure by the Tenant to observe, comply with or perform any of the terms, covenants, conditions or rules applicable to Tenant under this Lease. A “Breach” is defined as the occurrence of any one or more of the following Defaults, and, where a grace period for cure after notice is specified herein, the failure by Tenant to cure such Default prior to the expiration of the applicable grace period, shall entitle Landlord to pursue the remedies set forth in Section 9.2:

a)	Except as expressly otherwise provided in this Lease, the failure by Tenant to make any payment of Rent or any other monetary payment required to be made by Tenant hereunder, where any such failure continues for a period of fifteen (15) business days after written notice thereof by or on behalf of Landlord to Tenant.

b)	A Default by Tenant as to the terms, covenants, conditions or provisions of this Lease that are to be observed, complied with or performed by Tenant, other than those described in subparagraph (a) above, where such Default continues for a period of thirty (30) days after written notice thereof by or on behalf of Landlord to Tenant; provided, however, that if the nature of Tenant’s Default is such that more than thirty (30) days are reasonably required for its cure, then it shall not be deemed to be a Breach of this Lease by Tenant if Tenant commences such cure within said thirty (30) day period and thereafter diligently prosecutes such cure to completion.

c)

The occurrence of any of the following events: (i) the making by Tenant of any general arrangement or assignment for the benefit of creditors; (ii) Tenant’s becoming a “debtor” as defined in 11 U.S.C. 101 or any successor statute thereto (unless, in the case of a petition filed against Tenant, the same is dismissed within one hundred twenty (120) days; (iii) the appointment of a trustee or receiver to take possession of Tenant’s interest in this Lease, where possession is not restored to Tenant within one hundred twenty (120) days; or (iv) the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where such seizure is not discharged within one hundred twenty (120) days; provided, however, in the event that any provision of this Subsection (c) is contrary to any applicable law, such provision shall be of no force or effect, and not affect the validity of the remaining provisions.

9.2	Remedies. In the event of a Breach of this Lease by Tenant, as defined in Section 9.1, upon notice, and without limiting Landlord in the exercise of any right or remedy which Landlord may have by reason of such Breach, Landlord may:

a)	Terminate Tenant’s right to possession of the Premises by any lawful means, and Tenant shall immediately surrender possession of the Premises to Landlord.

b)	Pursue any other remedy now or hereafter available to Landlord under the laws or judicial decisions of the state wherein the Premises are located. However, Landlord shall have a duty to mitigate its damages in connection with the pursuit of any such other remedy or the remedies herein provided, Tenant shall be responsible for Landlord’s costs, including reasonable attorney’s fees.

9.3	Late Charges. Tenant hereby acknowledges that late payment by Tenant to Landlord of Rent and other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Accordingly, if any monthly installment of Rent due from Tenant shall not be received by Landlord within ten (10) days after such amount shall be due, then, without any requirement for notice to Tenant, Tenant shall pay to Landlord a late charge equal to three percent (3%) of such overdue amount. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant. Any late charge shall be payable as “Additional Rent” hereunder.

9.4	Breach By Landlord. If Landlord shall fail to perform any obligation on Landlord’s part to be performed hereunder, Tenant may, after reasonable notice or without notice if an emergency shall exist, perform such obligation at Landlord’s expense and offset the cost thereof against the payment of Rent hereunder, or, on written notice to Landlord, Tenant may demand reimbursement therefore or part thereof, from Landlord, and Landlord shall promptly reimburse Tenant after such notice and demand.

10.	CONDEMNATION

If the Premises or any portion thereof are taken under the power of eminent domain or sold under the threat of the exercise of said power (all of which are herein called “condemnation”), this Lease shall terminate as to the part so taken as of the date the condemning authority takes title or possession, whichever first occurs. If more than ten percent (10%) of the floor area of the Premises, or more than twenty-five percent (25%) of the land area not occupied by any building, or a portion of the Land which materially blocks access to the Premises, is taken by condemnation. Tenant may, at Tenant’s option, to be exercised in writing within thirty (30) days after Landlord shall have given Tenant written notice of such taking terminate this Lease as of the date the condemning authority takes such possession. If Tenant does not terminate this Lease in accordance with the foregoing, this Lease shall remain in full force and effect as to the portion of the Premises remaining, except that the Base Rent shall be reduced in the same proportion as the rentable floor area of the Premises taken bears to the total rentable floor area of the building located on the Premises. No reduction of Base Rent shall occur if the only portion of the Premises taken is land on which there is no building. Any award for the taking of all or any part of the Premises under the power of eminent domain or any payment made under threat of the exercise of such power shall be the property of Landlord, whether such award shall be made as compensation for diminution in value of the leasehold or for the taking of the fee, or as severance damages; provided, however, that Tenant shall be entitled to any compensation separately awarded to Tenant for the value of the loss of Tenant’s leasehold hereunder, Tenant’s relocation expenses and/or loss of Tenant’s trade fixtures. In the event that this Lease is not terminated by reason of such condemnation, Landlord shall repair any damage to the Premises caused by such condemnation.

11.	NOTICES

11.1.	All notices required or permitted by this Lease shall be in writing and may be delivered in person (by hand or by messenger or courier service) or may be sent by regular, certified or registered mail with postage prepaid, or by overnight courier service, or by facsimile transmission, and shall be deemed sufficiently given if served in a manner specified in this Section 11. The address noted below shall be that Party’s address for delivery or mailing of notice purposes:

IF TO TENANT:	IF TO LANDLORD:
Micronetics, Inc.	SBJ Development, LLC
26 Hampshire Dr.	1014 Whitehead Rd, Ext.
Hudson, NH 03051	Trenton, NJ 08638
(Tel) 603-883-2900	(Cell) 908-768-2306
(Fax) 603-882-8987	(Fax) 609-538-8587
sbjdevl@aol.com

Either Party may, by written notice to the other, specify a different address for notice purposes.

11.2	Any notice sent by registered or certified mail, return receipt requested, shall be deemed given on the date of delivery shown on the receipt card or if no delivery date is shown, the postmark thereon. Notice delivered by overnight courier that guarantees next day delivery shall be deemed given twenty-four (24) hours after delivery of the same to the courier. If any notice is transmitted by facsimile transmission or similar means, the same shall be deemed served or delivered upon confirmation of receipt of the transmission thereof, provided a copy is also delivered via delivery or mail. If notice is received on a Sunday or legal holiday, it shall be deemed received on the next business day.

12.	WAIVERS

No waiver by Landlord of the Default or Breach of any term, covenant or condition hereof by Tenant, shall be deemed a waiver of any other term, covenant or condition hereof, or of any subsequent Default or Breach by Tenant of the same or of any other term, covenant or condition hereof.

13.	SUBORDINATION; ATTORNMENT; NON-DISTURBANCE

13.1.	Subordination. This Lease, and all the rights of the Tenant hereunder, are and shall be subject and subordinate to any and all liens of any mortgages now or hereafter placed in whole or in part on the Premises, or the Property, and also to any and all other mortgages covering other lands or lands and buildings, which may now or hereafter be consolidated with any mortgage or mortgages upon the Premises and the Property or which may be consolidated and spread to cover the Premises and such Property and any such other lands or lands and buildings, and any extension, renewal or modification of any such mortgages, and to any and all ground or underlying leases which may now or hereafter affect the Premises or the Property, and any extensions, renewals or modifications of such mortgages or leases. This clause shall be self-operative and no further instrument of subordination shall be required by any ground or underlying lessor or by any mortgagee, affecting any lease or the Premises or the Property. In confirmation of such subordination, the Tenant shall execute promptly any certificate, in recordable form, that the Landlord may reasonably request.

13.2.	Non-Disturbance. Tenant’s subordination of this Lease shall be subject to receiving assurance (a “non-disturbance agreement”) from the Landlord’s lender that Tenant’s possession and this Lease, including any options to extend the term hereof, will not be disturbed so long as Tenant is not in Breach hereof and shall attorn to the record owner of the Premises.

13.3.	Attornment. Subject to the non-disturbance provision of Section 13.2, the Tenant hereby agrees that, in the event that any mortgagee shall succeed to the rights of the Landlord, or if any Landlord of any underlying lease shall succeed to the position of the Landlord under this Lease, then the Tenant will recognize such successor landlord as the Landlord of this Lease and pay the Rent and attorn to and perform the provisions of this Lease for the benefit of any such successor landlord, provided that such successor landlord enters into a reasonable non-disturbance agreement with Tenant. No documentation other than this Lease shall be necessary to evidence such attornment but the Tenant agrees to execute any documents, in recordable form, reasonably requested by the successor Landlord to confirm such attornment or to otherwise carry out the intent and purposes of this Section 13.3.

14.	LANDLORD’S ACCESS

Landlord and Landlord’s agents shall have the right to enter the Premises at any time, in the case of an emergency, and otherwise at reasonable times upon reasonable notice for the purpose of performing its obligations hereunder.

15.	SIGNS

Tenant may, with Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed, install such signs as are reasonably required to advertise Tenant’s own business.

16.	CONSENTS

Except as otherwise provided herein, wherever in this Lease the consent of a Party is required to an act by or for the other Party, such consent shall not be unreasonably withheld or delayed.

17.	HOLDOVER

In the event that Tenant shall hold over at the expiration or other termination of the Lease Term set forth in this Lease, or any Extended Term, then this Lease shall continue as a month-to-month lease subject to termination by either party upon ninety (90) days prior written notice to the other, which notice may be given prior to the expiration of the Lease Term then in effect. Such month-to-month tenancy shall be subject to all of the terms and conditions of this Lease, including the Base Rent, in effect during the final month of this Lease Term, or applicable Extended Term. However, after ninety (90) days prior written notice to Tenant, Tenant shall be liable for a Base Rent of the amount to be negotiated by both parties; together with all other Additional Rent and other charges provided for in the Lease. Tenant acknowledges that the rental value of the Leased Premises in the future is difficult to estimate and that the Base Rent needs to be reset after the 90 day period.

18.	SUCCESSION

All rights and liabilities herein given to or imposed upon the respective Parties shall extend to and bind the several respective heirs, executors, administrators, successors and assigns of said Parties.

19.	QUIET ENJOYMENT

Landlord represents and warrants to Tenant that it has the right to lease the Premises on the terms and conditions herein set forth; and that Tenant may hold and enjoy the Premises for the term of this Lease so long as Tenant shall faithfully observe and perform all the covenants, terms and conditions imposed upon the Tenant hereunder.

20.	ENTIRE AGREEMENT

This Lease and any exhibits attached hereto and forming a part hereof, set forth all of the covenants, promises, agreements, conditions and understandings between Landlord and Tenant concerning the Premises and there are no agreements or understandings, either oral or written, between them other than as herein set out. This Lease may not be amended or modified in any way without a written agreement signed by the Parties.

21.	APPLICABLE LAW

This Lease and the rights and obligations of the parties hereunder shall be construed in accordance with the internal laws of the State of New Jersey applicable to leases and to be performed in accordance with the internal laws in the State of New Jersey without regard to principles of conflict of law. Any action shall be brought in the Superior Court of New Jersey in Mercer County.

[Remainder of page intentionally left blank; Signature page follows.]

Intending to be legally bound hereby, the Parties hereto have executed this Lease as of the date set forth above.

LANDLORD: SBJ DEVELOPMENT, LLC

/S/ STEPHEN N. BARTHELMES, SR.
STEPHEN N. BARTHELMES, SR. MGR MEMBER

/S/ HANS JUETTE
HANS JUETTE MEMBER SECRETARY

TENANT: MICRONETICS, INC.

By:	/S/ DAVID ROBBINS
DAVID ROBBINS CEO

By:

Final draft xx/xx/xxxx

DESCRIPTION OF PREMISES

Exhibit A

BEGINNING at a point in the southwesterly line of Whitehead Road Extension (80 foot right of), said point being distant 863.23 feet measured southeastwardly from the southeasterly terminus of an arc having a radius of 150 feet and connecting the southeasterly line of Ewingville Road (70 foot right-of-way) and the aforesaid southwesterly line of Whitehead Road Extension and running, thence (1) southeasterly on an arc of having a radius of 3.235.86 feet and curving to the left a distance of 277.00 feet, said arc being connected by a chord 276.92 feet, bearing S 46º 44’ 41” E, along the aforesaid southwesterly line of Whitehead Road Extension to a point, thence (2) S 40º 48’ 10” W, on the aforesaid filed map to a point in the northeasterly line of lands now or formerly of David Lavine, et ux, thence, (3) N 55º 27’ W, 318.75 feet along the same and beyond, along the northeasterly line of lands now or formerly of Helen A. Haggerty and beyond along the northeasterly line of land now or formerly of William L. Hofmann, et ux and beyond, along the lands now or formerly of John J. Brown, Jr., et ux and beyond, along the northeasterly line of lands now or formerly of Arthur W. Hall, Sr., et ux to a point, thence (4) N 45º 42’ 27” E, 470.05 feet along the southeasterly line of lands now or formerly of Ewing Industrial Park Corp., to the point and place of BEGINNING.

BEING Lot 5 as shown on the plan of Section Three, Ewing Industrial Park, filed in the Mercer County Clerk’s Office on June 30, 1969 as Map No. 1995, 75 feet set back as shown on the filed plan.

BEING part of the same Premises, which were conveyed to Armored Motor Service Corporation by a deed, dated September 25, 1937 in Book 1950, page 72 in the Mercer County Clerk’s Office.

Said Premises are also known as Tax Map Section 105, Lot 33, page 12, Ewing Township, Mercer County, New Jersey.